CUSTODY AGREEMENT

by and between

FORUM FUNDS

and

THE BANK OF NEW YORK MELLON

i

SECTION 8 TAXES, REPORTS AND RECORDS		14
8.1	Tax Obligations	14
8.2	Pricing and Other Data	14
8.3	Statements and Reports	15
8.4	Review of Reports	15
8.5	Books and Records	15
8.6	Required Disclosure	15
8.7	Tools	16
SECTION 9 PROVISIONS REGARDING THE CUSTODIAN		17
9.1	Standard of Care	17
9.2	Limitation of Duties and Liability	17
9.3	Losses	18
9.4	Gains	18
9.5	Centralized Functions	18
9.6	Business Continuity and Force Majeure	18
9.7	Fees	19
9.8	Indemnification	19
SECTION 10 AMENDMENT; TERMINATION; ASSIGNMENT		19
10.1	Amendment	19
10.2	Termination	19
10.3	Successors and Assigns	19
SECTION 11 ADDITIONAL PROVISIONS		20
11.1	Non-Custody Assets	20
11.2	Appropriate Action	20
11.3	Governing Law	20
11.4	Representations	20
11.5	USA PATRIOT Act	20
11.6	Non-Fiduciary Status	21
11.7	Notices	21
11.8	Entire Agreement	21
11.9	Necessary Parties	21
11.10	Execution in Counterparts	21
11.11	Captions	21
11.12	Liability of Fund Shareholders, Trustees or Officers	21
11.13	Confidentiality	22
11.14	Audit Rights, Additional Subcertifications and Reports	23

ii

CUSTODY AGREEMENT

CUSTODY AGREEMENT, dated as of the latest date set forth on the signature page hereto, between FORUM FUNDS, a statutory trust organized under the laws of Delaware (the “Fund” or “Trust”) and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

SECTION 1
CUSTODY ACCOUNTS; INSTRUCTIONS

1.1       Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“’40 Act” shall have the meaning set forth in Section 1.3.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.5.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon Group” shall have the meaning set forth in Section 9.5.

“Book-Entry System” shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Centralized Functions” shall have the meaning set forth in Section 9.5.

“Certificate” shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ‘40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Operational Losses” shall have the meaning set forth in Section 2.1.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian. Where the Custodian provides recorded lines for this purpose, such instructions must be given using such lines.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.1.

“Required Care” shall have the meaning set forth in Section 2.1.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds,

debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer) that are agreed to between the Fund and the Custodian.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, as may be amended from time to time. If none are listed, references to Series shall be references to the Fund. In addition, as applicable, including consistent with Section 11.12 below, references to the Fund shall be references to applicable Series.

“Shares” shall have the meaning set forth in Section 6.1.

“Subcustodian” shall mean a bank or other financial institution (other than a Foreign Depository) located outside the United States which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or maintaining deposits in cash (including foreign currencies) hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.

1.2       Establishment of Account. (a) The Fund hereby appoints the Custodian as the custodian of all Securities and cash (including foreign currencies) at any time delivered to the Custodian to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which the Custodian will hold Securities and cash (including foreign currencies) as provided herein. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of the Fund.

(b)       The Custodian may from time to time establish on its books and records such sub- accounts within each Account as the Fund and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.

(c)       The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.

1.3       Representations and Warranties. The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(a)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)       This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its certificate of trust, trust instrument or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)       To the best of its knowledge and belief, it is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)       It will not knowingly use the services provided by the Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)       Its board or its foreign custody manager, as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the “‘40 Act”), has determined that use of each Subcustodian (including any Replacement Subcustodian) which the Custodian is authorized to utilize in accordance with this Agreement satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 thereunder;

(f)        The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(g)       It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed by the Custodian, may conclusively be presumed by the Custodian without inquiry to have been given by person(s) duly authorized and may be acted upon as given;

(h)       Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(i)        It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(j)        It has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may require to assure such priority.

The Custodian hereby represents and warrants, which representations and warranties shall be continuing, that:

(a)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)       This Agreement has been duly authorized, executed and delivered by the Custodian, constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)       It will not knowingly use the assets delivered to it, or perform its services, pursuant to this Agreement in any manner that is, or will result in, a violation of any law, rule or regulation applicable to Custodian;

(d)       Upon the request of the Fund’s Chief Compliance officer, it will inform the Fund of any material changes to be made or imminently to be made to its policies and procedures relating to the services contemplated herein; andIt has at least the minimum qualifications required by Section 17(f)(1) of the ‘40 Act to act as custodian of the Securities and cash of the Fund.

1.4       Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

1.5       Authorized Instructions. The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Fund agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such

Oral Instructions and effected by the Custodian prior to the Custodian’s actual receipt of contradictory Instructions. In the event that the Custodian receives any ambiguous or contradictory Instructions, the Custodian may refrain from taking any action, until the Custodian receives new or revised Instructions which eliminate such ambiguity or contradiction, whereupon the Custodian shall be permitted to rely on such Instructions without further inquiry.

1.6       Authentication. If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person. The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

1.7       On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian (“Custodian On-Line Services”), the use thereof shall be subject to any terms and conditions contained in the Electronic Access Services Agreement appended to this Agreement as Annex I. If the Fund or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

SECTION 2
CUSTODY SERVICES

2.1       Holding Securities. (a) Subject to the terms hereof, the Fund hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees. Securities held for the Fund hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.1, Subcustodians, Depositories, and subject to subsection (e) of this Section 2.1, Foreign Depositories in connection with its performance hereunder. Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodian. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodian participates. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Fund. The Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b)       The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing rules, terms, practices and procedures in the relevant market (“Required Care”). The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian (“Operational Losses”), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were caused by failure on the part of the Custodian to exercise Required Care or by the failure of the applicable Subcustodian to fulfill its obligations under its subcustody agreement with the Custodian; provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event. With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso) above, the Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian and the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by the Custodian).

(c)       Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(d)       With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Depository.

(e)       With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events.

2.2       Depositories. The Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository. Notwithstanding the foregoing sentence, the Custodian shall be liable to the Fund (a) to the extent that any Loss results directly fromand the failure of any such arrangement to comport to the requirements of Rule 17f-7 adopted pursuant to the ‘40 Act; and (b) for repayment to the Fund of cash credited to the Fund’s, the Custodian’s or a Subcustodian’s account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).

2.3       Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder. Except as otherwise provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.

2.4       Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:

(a)       Receive all eligible income and other payments due to the Accounts and endeavor to advise the Fund as promptly as practicable of any such amounts known by Custodian to be due but not paid;

(b)       Present for payment and receive the amount paid upon all Securities which may mature and endeavor to advise the Fund as promptly as practicable of any such amounts known by Custodian to be due but not paid;

(c)       Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(d)       Forward to the Fund or its designee proxy materials actually received by the Custodian or its agents, and otherwise facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);

(e)       Forward to the Fund or its designee information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(f)       Forward to the Fund or its designee notices of bankruptcy cases relating to Securities held in the Accounts and notices of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian. No further action or notification related to the bankruptcy case shall be required;

(g)       Forward to the Fund or its designee notices and other materials relating to class actions in which the Fund may be eligible to participate as may be actually received by the Custodian or its agents;

(h)       As promptly as practical under the circumstances, forward to the Trust copies of all other information and documents (not specifically referenced above) that it may actually receive from or on behalf of an issuer of Securities which, are indicated as being intended for the beneficial owner of Securities including, without limitation, notices that require discretionary action, notices of expirations of rights, notices related to call and put options, notices of maturity of futures contracts, and notices of tender and exchange offers;

(i)        Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by the Fund;

(j)        Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder;

(k)       Endorse for collection checks, drafts or other negotiable instruments; and

(l)        Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.5        Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:

(a)       Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;

(b)       Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

(c)       Deliver Securities in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require, and the parties may agree to in connection with such arrangements.

2.6        Foreign Exchange Transactions. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians,

Depositories and Foreign Depositories. Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.

(b)       Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.

(c)       The Customer may obtain via Custodian On-Line Services reporting of FX Transactions settled in its Custody Account.

SECTION 3
CORPORATE ACTIONS

3.1       Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository. Without actual receipt of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Fund.

3.2       Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee. If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3       Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4       Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

SECTION 4
SETTLEMENT OF TRADES

4.1       Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2       Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Custodian reporting will include details relating to any such reversal, provided however that failure to report shall not impair Custodian rights and remedies hereunder. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3       Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. The Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice.

SECTION 5
DEPOSITS AND ADVANCES

5.1       Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2       Sweep and Float. Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as disclosed in the Custodian’s float policy.

5.3       Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder, and the Custodian will endeavor to notify the Fund as promptly as practicable under the circumstances if the Custodian will not cover an overdraft, provided however that failure by the Custodian to so notify shall not impair Custodian’s rights and remedies hereunder. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Fund agrees to repay the Custodian, in the relevant currency, on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at the rate then charged by the Custodian to its institutional custody clients set forth in the Fee Schedule as may be amended in writing from time to time.

5.4       Securing Repayment. In order to secure repayment of the Fund’s obligations to the Custodian, the Fund hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, a continuing first lien and security interest in, and right of setoff against: (a) all of the Fund’s right, title and interest in and to all Accounts in the Fund’s name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof) and (b) any other property at any time held by the Custodian for the Fund. The Fund represents, warrants and covenants that it owns the Securities in the Accounts free and clear of all liens, claims and security interests, and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent. The Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect.

5.5       Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Fund in connection with any and all obligations of the Fund to the Custodian whether or not relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Fund to retain or set-off against such obligations of the Fund any cash the Custodian may directly or indirectly hold for the Fund, and any obligations (whether or not matured) that the Custodian may have to the Fund in any currency. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights, except the Custodian shall confer in good faith with the Fund to determine which, if any, assets should be transferred provided however that failure by the Custodian to so confer shall not impair Custodian’s rights and remedies hereunder.

5.6       Bank Borrowings. If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, and (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities.

SECTION 6
SALE AND REDEMPTION OF SHARES

6.1       Sale of Shares. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to the Custodian Instructions specifying the amount of cash and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series. Upon receipt of such cash and/or Securities, the Custodian shall credit such cash and/or Securities to an Account in the name of the Series for which such cash and/or Securities was received.

6.2       Redemption of Shares. Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the cash held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares. The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the cash held in an Account of the appropriate Series. Further, except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of Securities held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying: (i) the amount to be paid in Securities for such Shares and (ii) the Securities to be delivered. The Custodian shall make payment out of the Securities held in an Account of the appropriate Series the total amount specified in the Instructions.

6.3       Check Redemptions. Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, the Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the cash held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises the Custodian that such check is not to be honored, the Custodian shall return such check unpaid.

SECTION 7
PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1       Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable and the payment date.

7.2       Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

SECTION 8
TAXES, REPORTS AND RECORDS

8.1       Tax Obligations. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

(a)       The Custodian shall as promptly as practicable under the circumstances, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate and use measures customarily used to minimize the imposition of foreign taxes at source;

(b)       The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

(c)       The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian’s reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

8.2       Pricing and Other Data. In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers. The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder. The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found in the Data Terms Website. The Fund agrees to those terms as they are posted in the Data Terms Website from time to time. Certain Data Providers may not permit the Fund’s directed price to be used. Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.

8.3       Statements and Reports. The Custodian shall make available to the Fund a monthly report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month. The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose rather than through the Custodian On-Line Services. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods.

8.4       Review of Reports. If, within ninety (90) days after the Custodian makes available to the Fund a statement with respect to the Accounts, the Fund has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statement.

8.5       Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.

8.6       Required Disclosure. With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that it is the beneficial owner of the Securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required by any law, regulation or rules now or hereafter in effect. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 8.6, as Beneficial Owner:

[   ] The Fund OBJECTS to disclosure

[   ] The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND.]

OR

8.7       Tools. From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian’s input, evaluation and interpretation) (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post- trade basis whether transactions for an Account comply with the Fund’s investment guidelines, evaluating assets at risk and performing account reconciliations. Tools, as well as practices andprocesses developed by or for the Custodian in connection with the services provided to the Fund, (1) may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties and (2) are the sole and exclusive property of the Custodian (and its suppliers if applicable). The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided “AS IS”, whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools. THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON- INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS.

SECTION 9
PROVISIONS REGARDING THE CUSTODIAN

9.1       Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a professional custodian would observe in these affairs.

9.2       Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

(a)       The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;

(b)       The Custodian shall not be liable for any Losses that are not a direct result of the Custodian’s (or its employees’ or agents’) negligence, lack of good faith or willful misconduct or the failure of a Subcustodian to carry out its duties in accordance with the standard of care as set forth herein;The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

(c)       The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account;

(d)       The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

(e)       The Custodian may obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

(f)       The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

(g)       The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Fund; and

(h)       The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction, except as provided in Section 2.1(b), Section 2.2 and Section 2.3.

9.3       Losses. Under no circumstances shall either party be liable to the other or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if the party has been advised of the possibility of such damages.

9.4       Gains. Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the Fund is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian’s remedial action shall be solely for the account of the Custodian, without any duty to report to the Fund any loss assumed or benefit received by it as a result of taking such action.

9.5       Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes the Custodian to disclose information regarding the Fund and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data (but not the Customer-Related Data independently), provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

9.6       Business Continuity and Force Majeure. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s reasonable control (a “Force Majeure Event”), the Custodian shall take reasonable steps to minimize service interruptions and resume performance as soon as is reasonably practicable under the circumstances. The Custodian shall at all times during the term of this Agreement, make reasonable provision for (i) periodic back-up of the computer files and data with respect to the Series; (ii) emergency use of electronic data processing equipment; and (iii) such other plans or systems as it reasonably believes to be necessary or appropriate to recover its services from a Force Majeure Event and to provide services under this Agreement. Upon reasonable request, the Custodian shall discuss with senior management of the Fund such disaster recovery plan and/or provide a high-level presentation summarizing such plan. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of the Custodian.

9.7       Fees. The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees as set forth in the Fee Schedule, as may be amended from time to time in writing. The Fund shall also reimburse the Custodian for out-of-pocket expenses that are a normal incident of the services provided hereunder.

9.8       Indemnification. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. In the event that a claim is asserted against the Fund arising directly out of any action or inaction of the Custodian in connection with which the Custodian failed to carry out its duties in accordance with its standard of care as set forth herein, Custodian shall indemnify the Fund for any and all such direct Losses. This provision shall survive the termination of this Agreement.

SECTION 10
AMENDMENT; TERMINATION; ASSIGNMENT

10.1       Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.2       Termination. Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice. Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash. Provisions authorizing the disclosure of aggregated anonymous Customer-Related Data shall survive termination of this Agreement. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

10.3       Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, except that the Custodian may assign this Agreement to any BNY Mellon Affiliate without the need for such consent. Any entity, other than a BNY Mellon Affiliate that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian shall, upon 90 days prior written notice to the Fund, be and become successor custodian hereunder. This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns. In the event of a successor custodian hereunder, the Custodian shall deliver to such successor custodian all securities, funds and other properties of the Fund then held by it hereunder and shall transfer to an account of the successor custodian all of the Securities and other property of the Fund and its Series as directed by the Fund or its authorized agent. The Custodian shall also provide to the successor custodian the Fund’s records as reasonably requested by the Fund.

SECTION 11
ADDITIONAL PROVISIONS

11.1       Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian (“Non-Custody Assets”). Non-Custody Assets shall be designated on the Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non- Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2       Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.

11.3       Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The parties irrevocably waive any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.4       Representations. Each party represents and warrants to the other party that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

11.5       USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund.

Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.6       Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.7       Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other party. All notices shall be effective upon receipt.

11.8       Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.9       Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.10     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.11     Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

11.12     Liability of Fund Shareholders, Trustees or Officers. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Fund, in their individual capacity, but solely as an agent for the Fund. The execution and delivery of this Agreement have been authorized by the Board of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of the trustees or officers individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in its organizational documents. The Custodian acknowledges that obligations or liabilities of a Series refer to obligations or liabilities of that Series only and such obligations or liabilities shall be satisfied only from the assets of such Series and not from the assets of any other Series.

11.13       Confidentiality. Each party shall keep confidential any Confidential Information, as hereinafter defined, relating to the other party’s business. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Custodian and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Custodian a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated by the disclosing party as confidential information (“Confidential Information”). The Custodian hereby represents and warrants it has implemented measures reasonably designed to safeguard Fund Confidential Information. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is necessary for Custodian to release such information in connection with the provision of services under this Agreement; (ii) it is already known to the receiving party at the time it is obtained; (iii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iv) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (v) it is released by the protected party to a third party without restriction; (vi) it is requested or required to be disclosed pursuant to a subpoena, applicable law, regulation or judicial or regulatory process (each such disclosure a “Required Disclosure”); (vii) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (viii) it has been or is independently developed or obtained by the receiving party; (ix) it is necessary for Custodian to release such information to Custodian’s internal or external accountants or legal counsel who are subject to a duty of confidentiality; or (x) it is aggregated anonymous Customer-Related Data. Other than with respect to supervisory examinations of Custodian by its regulators, Custodian agrees, where the circumstances reasonably permit, and to the extent permitted by law, to provide the Fund with prior notice of any Required Disclosure, it being understood that the Federal Reserve does not permit such notice without its permission. Custodian acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Series. Custodian agrees that, subject to the foregoing provisions of and the exceptions set forth in this paragraph (other than the exception set forth above as sub-item (i), which exception set forth in sub-item (i) shall not be applicable to the Series’ Portfolio Information), Custodian will keep confidential the Series’ Portfolio Information and will not disclose the Series’ Portfolio Information other than pursuant to a Certificate or Instructions; provided that without the need for such a Certificate or Instructions and notwithstanding any other provision of this paragraph to the contrary, the Series’ Portfolio Information may be disclosed to third party pricing services in connection with the provision of services under this Agreement. Nothing contained herein shall be deemed to prevent Custodian from including certain information related to Securities holdings and Securities transactions in certain internally compiled blind or aggregated data, provided that, in all cases, information will be provided on an aggregated basis with all or substantially all other client information and without specific reference to the Fund or any Series, and so long as such information represents a sufficiently large sample that no Fund or Series data can be identified either directly or indirectly or by inference or implication.

11.14       Audit Rights, Additional Subcertifications and Reports. Custodian shall, upon the Fund’s request, provide the Fund with a summary of the results of its latest SSAE-16 or equivalent control audit prepared by Custodian’s external auditors and relating to the services provided hereunder. In addition and no more than annually, Custodian will participate in the Fund’s reasonable information security questionnaire processes. Upon reasonable request, Custodian will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Fund to review Custodian’s internal controls and any deficiencies identified in the relevant SSAE-16 audit report. Custodian shall provide to the Fund quarterly sub-certifications in connection with its Sarbanes-Oxley Act of 2002 certification requirements and as related to Custodian’s internal controls. The Fund may view Custodian’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from the Custodian’s premises, except as mutually agreed. All nonpublic documentation and information disclosed to the Fund in accordance with this Section shall be deemed proprietary and confidential information of Custodian. The Fund shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating Custodian’s security controls, except that the Fund may disclose Custodian’s SSAE-16 summary to the Fund’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information. The Fund shall reimburse Custodian for any costs and expenses incurred in connection with any review of Custodian’s security controls.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.

Authorized Signer of:		Authorized Officer of:

FORUM FUNDS		THE BANK OF NEW YORK MELLON

By:	/s/ Stacey Hong	By:	/s/ Stephen Cook
Name:	Stacey Hong	Name:	Stephen Cook
Title:	President	Title:	Managing Director
Date:	August 22, 2014	Date:	August 22, 2014

Address for Notice:	Address for Notice:
The Bank of New York Mellon c/o BNY
Three Canal Plaza	Mellon Asset Servicing
Suite 600	One Wall Street
Portland, ME 04101	25th Floor
New York, NY 10286

Attention: Karen Shaw	Attention: Beth Stubenrauch

SCHEDULE I

Merk Asian Currency Fund

Merk Hard Currency Fund

Merk Currency Enhanced US Equity Fund

Merk Absolute Return Currency Fund

ANNEX I
ELECTRONIC ACCESS SERVICES AGREEMENT

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts. You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.	Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.	Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely

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responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:

a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby

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release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.	Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

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e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.	Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.	IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE,

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SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:
a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:

a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions

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and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized and accepted, that You have full authority to enter into these Terms and Conditions, both for the entities at Schedule A and for any affiliate with Electronic Access, and that these Terms and Conditions constitute a binding obligation enforceable in accordance with its terms.

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APPENDIX TO ELECTRONIC SERVICES AGREEMENT

Affiliates of Client